Cong Stories Development, LLC 4320 Modoc Rd., Suite F Santa Barbara, CA 93110

424-400-4317 ● 530-556-0218

Attention: Jason Brents and John Lee

As of August 24, 2018

Ms. Nova McBee

[***]

Re:Option-Purchase Agreement - “CALCULATED”

Dear Nova:

This letter shall confirm the principal business terms of the agreement dated as of the date hereof (this “Agreement”) between Nova McBee (“Owner”), and Cong Stories Development, LLC, a Utah limited liability company (“Purchaser”), in connection with Purchaser’s sole, exclusive and irrevocable right and option to purchase the Rights (as defined herein below) in and to that certain unpublished manuscript entitled “Calculated,” (the “Property”), pursuant to the following terms:

1.Conditions: The following conditions shall apply:

1.1Condition Precedent: Purchaser’s obligation to pay the Initial Option Fee shall be conditioned on the execution and delivery by Owner to Purchaser of this Agreement (the “Condition Precedent”).

1.2Conditions Subsequent: Owner acknowledges and agrees that after the execution and delivery of this Agreement by the parties hereto, Owner will do the following, promptly, as applicable (the “Conditions Subsequent”): (i) provide to Purchaser the Property’s ISBN; and (ii) provide to Purchaser a publisher’s release set forth on a form provided by the publisher of the work based on the Reserved Rights (defined below) as agreed by Purchaser (“Publisher’s Release”).

2.Initial Option: In consideration of the sum of [***] Dollars ($[***]) (“Initial Option Fee”), payable promptly following satisfaction of the Condition Precedent, Owner hereby grants to Purchaser the sole, exclusive and irrevocable right and option (“Option”) to purchase all Rights (defined in Paragraph 8.1 below) in and to the Property. The Option shall be exercisable at any time commencing on the date hereof and continuing through and including the date which is [***] after the later to occur of the Conditions Precedent (“Initial Option Period”). The Initial Option Fee shall be fully applicable against the Purchase Price, as set forth below.

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.Extended Options: The Initial Option Period may be extended by Purchaser in accordance with the following schedule:

3.1.Upon Purchaser’s written notice to Owner prior to the expiration of the Initial Option Period, and Purchaser’s payment to Owner following such notice, but no later than the expiration of the Initial Option Period, in the sum of [***] Dollars ($[***]), the Initial Option Period shall be extended for an additional [***] period (“First Extended Option Period”);

3.2.Upon Purchaser’s written notice to Owner prior to the expiration of the First Extended Option Period, and Purchaser’s payment to Owner following such notice, but no later than the expiration of the First Extended Option Period, in the sum of [***] Dollars ($[***]), the Initial Option Period shall be extended for a second additional [***] period (“Second Extended Option Period”); and

3.3  Upon Purchaser’s written notice to Owner prior to the expiration of the Second Extended Option Period, and Purchaser’s payment to Owner following such notice, but no later than the expiration of the Second Extended Option Period, in the sum of [***] Dollars ($[***]), the Initial Option Period shall be extended for a third additional [***] period (“Third Extended Option Period”, collectively with “First Extended Option Period” and “Second Extended Option Period”, the “Extended Option Periods”).

The Extended Option Fee for any Extended Option Period shall not be applicable against the Purchase Price, as set forth below. The Initial Option Period and the Extended Option Periods, if applicable, shall be collectively referred to herein as the “Option Period.”

4.Suspension and Extension: The Option Period shall be suspended and extended for any period of time during which a non-frivolous claim with respect to the Property has been asserted and remains unresolved (provided that no such suspension and extension resulting from any such individual non-frivolous claim shall exceed six (6) months), and for the period of time during which Purchaser’s development and/or production activities based upon the Property are interrupted or postponed due to any occurrence of an event of force majeure, including, without limitation, a labor strike, lockout, or other work stoppage (whether or not such work stoppage or strike is beyond Purchaser’s control).

5.Exercise of the Option/Purchase Price: Purchaser shall have the right, but not the obligation, to exercise the Option at any time by written notice and payment of the Purchase Price (defined below) to the Owner on or before the expiration of the Option, but no later than the commencement of principal photography. If Purchaser (at Purchaser’s sole discretion) exercises the Option, as payment in full for Owner’s exclusive grant to Purchaser of all Rights, Owner shall be entitled to receive compensation (the “Purchase Price”) in the amount equal to [***] of the final approved “Budget” (as defined below, with customary exclusions for interest, financing costs, and deferments, in the event there is a

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

completion bond, the Budget in the completion bond will be the final approved Budget, provided that such Budget shall not include the contingency and bond costs), with a minimum Purchase Price of [***] Dollars ($[***]) and a maximum Purchase Price of [***] Dollars ($[***]). Upon Purchaser’s exercise of the Option, Purchaser will automatically and exclusively become vested with the Rights and shall be entitled, among other things, to produce any number of motion pictures and/or television productions (e.g. television series, movies-of-the-week and/or mini-series) based upon the Rights, subject to the reversion provision below (the “Picture”).

6.Services:

6.1.Consulting Services: If Owner is not in breach or default of this Agreement, then Owner will be engaged to render consulting services, especially during development and also during the pre-production and production phases (until the conclusion of principal photography) of the Picture. The consulting services shall include, without limitation, principally story consulting, and also consultation with regard to the selection of the director and cast, viewing edits and other duties as reasonably requested by Purchaser (“Consulting Services”). The primary portion of the Consulting Services will include reading screenplay drafts, providing written notes and attending a script meeting for each draft of the script for up to five (5) drafts of the screenplay for the Picture. The Consulting Services will be on a non-exclusive but regular and meaningful basis, occasionally in-person or live digital conference when professionally available as reasonably requested by Purchaser.

6.2.Consulting Fee: If Owner is not in breach or default of this Agreement, then Owner will receive a fee in the sum of [***] Dollars ($[***]) (“Consulting Fee”), of which Owner shall receive [***] Dollars ($[***]) upon delivery of each draft of the script and [***] Dollars ($[***]) within 30 days of delivery of Owner’s written notice that the meeting for a particular draft was completed, provided, however, that any unpaid balance of the total Consulting Fee shall be paid in full on the earlier of (i) six (6) months after completion of Owner’s last meeting for the last draft reviewed and commented on, or (ii) within one (1) week from the commencement of principal photography of the Picture.

6.3.Travel: In the event Owner is required to travel at Purchaser’s request to participate in development, production, exploitation of the Picture or any subsequent production(s) based on the Property to a destination that is more than 100 miles from Owner’s home, Purchaser shall provide Owner with travel expenses to be discussed and agreed in good faith.

7.Contingent Compensation:

7.1Participation in Net Proceeds: If and only if, (i) Purchaser exercises the Option and pays the Purchase Price, (ii) any of the Pictures (including the first Picture produced (“First Picture”)) are produced and exploited, (iii) the Conditions Subsequent, as

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

applicable, are satisfied, and (iv) Owner is not in material breach of this Agreement, Owner shall be entitled to receive contingent compensation (“Contingent Compensation”) in an amount equal to:

7.1.1Net Proceeds. [***] percent ([***]%) of one hundred percent (100%) of the “Net Proceeds” (as defined herein below), if any, of the Picture. For the purposes of this Agreement, “Net Proceeds” shall be defined, computed, paid and accounted for, in accordance with Purchaser’s standard definition (which may be negotiated in good faith), or, in the event any of the Pictures (including the First Picture) are purchased and distributed by a Studio (defined below), in accordance with such Studio’s definition applied to Purchaser’s deal with such Studio. If revenues and costs are collected and distributed by a third-party collection agent (such as Fintage or Freeway), Owner shall be a party to the collection account management agreement and receive payments and accountings directly from the collection agent. For the avoidance of doubt, “Net Proceeds” shall include revenues from all sources based on the exploitation of the Rights, including, without limitation, revenues based on theatrical, home video, non-theatrical, television and sound track albums; provided, however, that the computation of the Net Proceeds hereunder shall exclude Video Game and Merchandising Net Revenues (defined below).

7.1.2Video Game and Merchandising Net Receipts. If Purchaser produces or permits another person to produce the Picture, Purchaser shall pay to Owner an amount equal to [***] percent ([***]%) of one hundred percent (100%) of the “Video Game and Merchandising Net Receipts.” For purposes of this Agreement, “Video Game and Merchandising Net Receipts” derived from any motion picture produced hereunder (including the First Picture) shall mean and refer to all revenues actually received by Purchaser from the use or other exploitation of the video game and merchandising license rights respecting such motion picture, accrued from first dollar of such revenues, and payable retroactively to first dollar after such motion picture has achieved “breakeven” (as such term is commonly understood in the filmed entertainment industry), less any administration fees charged by a distributor, any licensing agents’ commissions and any other costs and expenses (including, without limitation, collection costs and applicable taxes) and the prospectively after breakeven on a current basis with allowances for reserves directly relating to the realization of such revenues.

7.1.3Accounting Matters. Accounting statements (accompanied by any payments due) shall be rendered to Owner no less frequently than quarterly for the first two (2) years after the release of any production, then semi-annually for an additional two (2) years, then annually thereafter. Owner shall have customary audit rights, to be exercised no more frequently than annually.

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.Rights:

8.1.Upon the exercise of the Option by Purchaser hereunder, Purchaser automatically and irrevocably shall own and be vested with, and Owner automatically and irrevocably shall be deemed to have granted, conveyed, assigned, transferred and set over to Purchaser, exclusively and in perpetuity, for the entire universe, in any and all languages, all right, title and interest in and to the Property, including any literary, dramatic, or other material written, owned, or controlled by Owner relating thereto, the title, themes, plots, settings, stories, contents, characters and other versions thereof, and all remake, prequel, and sequel rights in the Property, under any and all copyrights in and to each and all of the foregoing, all renewals and extensions thereof, all allied, ancillary and subsidiary rights relating thereto, and any and all other rights and interests arising out of, in connection with or in relation to the Property, subject to and excluding only the Reserved Rights set forth in Paragraph 9 below and the reversion provisions below (collectively, the “Rights”). Without limiting the generality of the foregoing, the “Rights” shall in any and all events include, without limitation, all of the following:

8.2.The sole and exclusive right to make, produce, adapt, exploit and copyright one (1) or more Pictures or other derivative works (including without limitation sequels, prequels, remakes, musicals and/or serials) based, in whole or in part, on the Property, and for such purposes to record, reproduce and license others to record and reproduce in synchronization or timed relation with such Pictures or other derivative works, spoken words based on the text or theme of the Property and any and all kinds of music, musical accompaniments and/or lyrics to be performed or sung by the performers in any such Picture or other derivative works and any and all other kinds of sound and sound effects; (ii) the right to fix, manufacture, reproduce, release, distribute, exhibit, perform, transmit, broadcast, display, vend, rent, lease, license, project, advertise, promote, publicize, adapt, use and otherwise exploit such Pictures or other derivative works by any and all means and technical processes and in any and all media whether now known or hereafter devised in any and all sizes, gauges, colors and types, including, without limitation, theatrical, non-theatrical, pay- per-view, home video (including video-cassettes, digital videodiscs, laserdiscs, HD-DVD, Blu-Ray and all other formats), all forms of television (including pay, free, network, syndication, cable, subscription, satellite and digital), video-on-demand, near-video-on- demand, and all forms of digital distribution and/or transmission, CD-ROM, fiber optic or other exhibition, broadcast and/or delivery systems, in any place whatsoever, including homes, theaters and elsewhere; (iii) all ancillary, incidental and subsidiary rights including, without limitation, all merchandising (e.g., games, computer, video and other electronic games, toys, comic books, so-called “making of books,” apparel, food, beverages, posters, and other commodities, services or items), commercial tie-ins, music, music publishing, soundtrack, theme park, internet, interactive media, and multi-media rights in and to such Pictures; (iv) the right to make or publish and exploit, in any and all languages throughout the world, in any form or medium, abridged or revised versions of, or excerpts from, synopses, scenarios, or summaries of the Property or any Picture or derivative work produced hereunder not to exceed seven thousand five hundred (7,500) words for purposes of advertising, publicizing or exploiting the foregoing rights in and to such Pictures or derivative work; (v) the exclusive right to use the title or titles by which the Property may be now or hereafter known, or any components of any such title or titles (a) as the title of Pictures and/or in connection with the advertising, marketing, publicity, promotion and other

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

exploitation thereof, only if such Pictures are based wholly or partially upon the Property  (b) in connection with songs, musical compositions, music or lyrics, whether or not included in any such Pictures, (c) in connection with the publication, recordation, performance, and any other use whatsoever of the foregoing items, and (d) by Purchaser, its parents, affiliates or subsidiaries in connection with general corporate or institutional uses (e.g., trade shows, Purchaser promotions, financial prospectuses and/or annual reports) or for promotion of their products; (vi) the right to edit, amend, adapt, translate, add to, subtract from, use, not use, alter, change, fictionalize or otherwise modify, and combine with any other material, the Property; and (vii) the exclusive right to market, advertise, publicize, exhibit, and otherwise exploit all such Rights in any and all media, whether now known or hereafter devised, throughout the universe, in perpetuity, subject to the reversion provisions below. It is expressly understood and agreed that nothing contained herein is intended or shall be construed to restrict the exercise of the Rights granted to Purchaser pursuant to this Paragraph 8.2, including, without limitation, Purchaser’s right to produce or make any sequels, prequels and/or remakes of the Picture, Television Programs, including, without limitation, “movie- of-the-week,” “mini-series,” motion picture and series, and the exercise of all ancillary and subsidiary rights in and to Pictures produced by Purchaser hereunder, and that the Pictures, sound records, and all other items produced hereunder shall constitute independent works, derivative or otherwise, which shall be copyrighted in the name of Purchaser or its designees, and Purchaser and its successors, licensees, and assigns shall have the perpetual right throughout the universe to exercise the Rights granted hereunder irrespective of the expiration, termination, transfer, renewal or extension of any copyright or rights with respect to the same owned or controlled by Owner or (as applicable) any heirs, executors, widow, widower, children, successors or assigns of Owner. It is further agreed that nothing contained in this Agreement shall derogate from or be prejudicial to any rights, licenses, privileges or property which Purchaser now or at any time hereafter may be entitled to as a member of the public, if this Agreement were not in existence. All Rights granted to Purchaser hereunder shall be cumulative, and Purchaser may exercise or use or not use any or all of said Rights together or separately.

9.Reserved Rights: Notwithstanding Owner’s grant of Rights under Paragraph 8 above, Owner reserves the following rights (collectively, the “Reserved Rights”):

9.1. Publication Rights: The following publication rights in the Property, except that Purchaser will have the right to publish excerpts from and summaries of the Property (not to exceed 7,500 words) for the purpose of advertising and/or publicizing any work produced pursuant to the Rights: (i) the right to publish print editions of the Property, and excerpts from and adaptations of the Property, owned or controlled by Owner, in book form, whether hardcover or softcover and in magazines or other periodicals, whether in installments or otherwise; (ii) the right to publish non-dramatic recorded readings by one or more narrator of the text of published print editions of the Property in the form of audiobooks, including without limitation, audiocassettes, audio-disks or other audio devices or formats; and (iii) the right to publish the text of the published print editions of the Property in the form of ebooks, including, without limitation, CD-ROM, videocassette tape or other electronically-read devices or formats. Such electronically-read editions may contain non- moving visual illustrations that are reproductions of the illustrations contained in the

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

applicable print edition of the Property, but may not contain moving visual illustrations of any kind. Any included audio tracks shall be limited to an interview with the author, and/or a synchronized narration or audiobook recording such as Audible/Whispersync (collectively, the “Publication Rights”).

9.2Comic Books; Graphic Novels. The right to publish or sell comic books or graphic novels based upon the Property, subject to the limitations set forth in Paragraph 9.1 with respect to Publication Rights (“Comic Book and Graphic Novel Rights”).

9.3Live Reading Rights. The right to read the Property or any Owner-Written sequels/prequels in a non-dramatic manner “live” to an audience or through a podcast hosted by Owner (“Live Reading Rights”).

9.4Radio Rights. The right to broadcast by radio audio programs that are originally made for radio and that are based on the Property (“Radio Rights”), subject, however, to: (i) Purchaser’s right at all times exercise radio rights for advertising and exploitation purposes by live actors or otherwise, by the use, at any time of up to 20 minutes each time, of excerpts from or condensed versions of the Property or any motion picture or other version of the Property produced hereunder (not to be serialized); and (ii) in any event to broadcast any motion picture or other version of the Property produced hereunder by radio.

9.5Stage Rights. The right to perform the Property or adaptations thereof on a live stage with actors appearing in person in the immediate presence of the audience and the right to exploit any ancillary rights relating thereto (“Stage Rights”).

For purposes of clarity, it is expressly agreed that Owner's Reserved Rights under this Paragraph 9 relate only to material created or authorized by Owner, and not to any screenplay, characters, plots, themes, teleplay, music, lyrics, sequels or other material written and/or created by or for or authorized by Purchaser and based upon the Property, even though the same may contain characters or other elements contained within the Property. Owner’s use of any material, aspect or component of the Picture or other element created by or for Purchaser is subject to Owner’s obtaining written permission from, and payment to, (if any is required) any third party, including without limitation, any actor.

10.Author Written Sequels/Prequels: Purchaser also has the exclusive right to acquire the Rights to any “Author-Written Sequel,” defined as any sequel, prequel, spin-off or other derivative work written or authorized to be written by Owner of Property, other than the Picture or any subsequent production based on the Rights, as follows:

10.1.First Sequel: Upon Purchaser’s payment of the sum of [***] Dollars ($[***]) (“First Sequel Option Fee”) (applicable against the “First Sequel Purchase Price” (as defined below)), Owner will hereby grant to Purchaser the sole, exclusive and irrevocable right and option (“First Sequel Option”) to purchase the same rights in and to the “First Sequel” (as defined below) as Purchaser is acquiring in the Property subject to the same reserved rights and reversion provisions which apply to the Property (the

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Equivalent Rights”). The First Sequel Option shall last for a period of [***] from the date of payment of the First Sequel Option Fee, and may be extended for an additional [***] period for an additional sum of [***] Dollars ($ 5,000 ). If Purchaser does not pay Owner the First Sequel Option Fee within [***] after the first publication of the first sequel/prequel to the Property written by Owner (“First Sequel”), any right for Purchase to acquire the First Sequel Option shall be deemed expired. If Purchaser (at Purchaser’s sole discretion) exercises the First Sequel Option, as payment in full for Owner’s exclusive grant to Purchaser of all rights in the First Sequel, Owner shall be entitled to receive compensation (the “First Sequel Purchase Price”) in the amount equal to [***] Percent ([***]%) of the Budget, with a minimum Purchase Price of [***] Dollars ($[***]) and a maximum Purchase Price of [***] Dollars ($[***]), payable no later than the first day of principal photography. If Purchaser exercises the First Sequel Option, Purchaser produces the first production based on the First Sequel, and Owner is not in material breach, then Owner shall receive [***] percent ([***]%) of one hundred percent (100%) of Net Profits derived from the exploitation of the first production based on the First Sequel, and [***] percent ([***]%) of one hundred percent (100%) of Video Game and Merchandising Net Receipts (as defined above) actually received from the exploitation of the first production based on the First Sequel, accrued from first dollar gross of such revenues, and payable retroactively after such production has achieved cash breakeven on a current basis.

10.2.Second Sequel: If Purchaser exercises the First Sequel Option, and upon Purchaser’s payment of the sum of [***] Dollars ($ [***]) (“Second Sequel Option Fee”) (applicable against the “Second Sequel Purchase Price” (as defined below)), Owner will hereby grant to Purchaser the sole, exclusive and irrevocable right and option to purchase the Equivalent Rights in and to the “Second Sequel” (as defined below) (“Second Sequel Option”). The Second Sequel Option shall last for a period of [***] from the date of payment of the Second Sequel Option Fee, and may be extended for an additional [***] period for an additional sum of [***] Dollars ($[***]). If Purchaser does not pay Owner the Second Sequel Option Fee within [***] after the first publication of the second sequel/prequel to the Property written by Owner (“Second Sequel”), the offer to acquire the Second Sequel Option shall be deemed expired. If Purchaser (at Purchaser’s sole discretion) exercises the Second Sequel Option, as payment in full for Owner’s exclusive grant to Purchaser of all rights in the Second Sequel, Owner shall be entitled to receive compensation (the “Second Sequel Purchase Price”) in the amount equal to [***] Percent ([***]%) of the Budget, with a minimum Purchase Price of [***] Dollars ($[***]) and a maximum Purchase Price of [***] Dollars ($[***]), payable no later than the first day of principal photography. If Purchaser exercises the Second Sequel Option, Purchaser produces the first production based on the Second Sequel, and Owner is not in material breach, then Owner shall receive [***] percent ([***]%) of one hundred percent (100%) of Net Profits derived from the exploitation of the first production based on the Second Sequel, and [***] percent ([***]%) of one hundred percent (100%) of Video Game and Merchandising Net Receipts actually received from the exploitation of the first production based on the Second Sequel, accrued from first dollar of such revenues, and payable

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

retroactively to first dollar after such production has achieved cash breakeven and then prospectively on a current basis.

10.3.Third Sequel: If Purchaser exercises the Second Sequel Option, and upon Purchaser’s payment of the sum of [***] Dollars ($[***]) (“Third Sequel Option Fee”) (applicable against the “Third Sequel Purchase Price” (as defined below)), Owner will hereby grant to Purchaser the sole, exclusive and irrevocable right and option to purchase the Equivalent Rights in and to the “Third Sequel” (as defined below) (“Third Sequel Option”). The Third Sequel Option shall last for a period of [***] from the date of payment of the Third Sequel Option Fee, and may be extended for an additional [***] period for an additional sum of [***] Dollars ($[***]). If Purchaser does not pay Owner the Third Sequel Option Fee within [***] after the first publication of the third sequel/prequel to the Property written by Owner (“Third Sequel”), the offer to acquire the Third Sequel Option shall be deemed expired. If Purchaser (at Purchaser’s sole discretion) exercises the Third Sequel Option, as payment in full for Owner’s exclusive grant to Purchaser of all rights in the Third Sequel, Owner shall be entitled to receive compensation (the “Third Sequel Purchase Price”) in the amount equal to [***] Percent ([***]%) of the Budget, with a minimum Purchase Price of [***] Dollars ($[***]) and a maximum Purchase Price of [***] Dollars ($[***]), payable no later than the first day of principal photography. If Purchaser exercises the Third Sequel Option, Purchaser produces the first production based on the Third Sequel, and Owner is not in material breach, then Owner shall receive [***] percent ([***]%) of one hundred percent (100%) of Net Profits derived from the exploitation of the first production based on the Third Sequel, and [***] percent ([***]%) of one hundred percent (100%) of Merchandising Net Receipts received from the exploitation of the first production based on the Second Sequel, accrued from first dollar of such revenues, and payable retroactively to first dollar after such production has achieved cash breakeven and then prospectively on a current basis.

11.Holdbacks: Owner agrees not to exercise or authorize any other person to exercise the Reserved Rights (other than the Publication Rights, Comic Book and Graphic Novel Rights, Publication of the Author-Written Sequel and Live Reading Rights (including author hosted podcasts)) and Equivalent Rights, during the Option Period and, if Purchaser exercises the Option, before the date that is the later of (i) [***] after the first general release or initial commercial exhibition in the United States of the Picture; or (ii) [***] after the date of the exercise of the Option, as required by the distributor for the Picture (“Distributor”).

12.First Negotiation / Last Refusal: Other than the Publication Rights, Comic Book and Graphic Novel Rights, and Live Reading Rights, the Reserved Rights may not be exercised, optioned, assigned, granted or otherwise encumbered and/or disposed of to any third party except as follows: During the Option Period and, if Purchaser exercises the Option, at any time thereafter, Owner shall first negotiate with Purchaser for a period of sixty (60) days with respect to the applicable Reserved Rights. In the event Owner and Purchaser do not enter into a written agreement with respect to the exploitation of the Reserved Rights, then Owner may contact third parties for the purpose of exercising, selling or otherwise disposing of the

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Reserved Rights. If Owner receives a bona fide offer which Owner desires to accept for the purpose of exercising, selling or otherwise disposing of the Reserved Rights, Owner shall notify Purchaser in writing of the terms and conditions of the offer. Within twenty (20) days after Purchaser’s receipt of such notice, Purchaser may notify Owner of its acceptance of the terms set forth therein, and in such event the rights referred to in the notice will be transferred and assigned to Purchaser, subject only to Purchaser's payment to Owner of any cash sums required by the terms of the notice to be paid at that time. Notwithstanding the foregoing, the terms and conditions that Purchaser will be obligated to accept in order to exercise its right of refusal will not include terms and conditions that cannot be met as easily by one person as by another, such as the required employment of a particular performer or director. If Purchaser elects not to acquire the rights specified in the notice, then Owner may dispose thereof, but only to the party named in the notice and only upon the terms and conditions set forth therein, it being understood that Owner shall not dispose of such rights to another third party or on terms less favorable to Owner than those specified in the notice without again complying with the procedures set forth above.

13.Droit Morale: Throughout the Option Period, and in perpetuity thereafter, if Purchaser exercises the Option, Purchaser shall have the right (to be exercised in its sole discretion) to adapt, modify, fictionalize, add to or take from the Property, and to combine the same with any other literary or musical work. In this regard Owner hereby waives, and shall use best efforts to identify and shall obtain or assist Purchaser in obtaining a Waiver/Assignment of Moral Rights from any holder of moral rights in the Property, the exercise of any provision of law known as “droit moral’ or any similar law which may now or hereafter be recognized in any country or place and agrees not to institute, support, maintain or permit any action or proceeding on the ground that any Picture or other version of the Property produced or exploited by Purchaser or Purchaser’s successors, licensees or assigns in any way constitutes an infringement of any of Owner’s or any other rightsholder’s droit moral or is in any way a defamation or mutilation of the Property or any part thereof or contains unauthorized variations, alterations, modifications, changes or translations thereof.

14.Purchaser Development/No Obligation: Owner exclusively authorizes Purchaser (and persons and entities engaged by Purchaser) to engage in pre-production, development and writing activities based on or pertaining to the Property during the Option Period (the “Authorized Activities”). Owner acknowledges that Owner shall not have any right, title or interest in the results and proceeds of any such activities, whether or not the Option is exercised (subject to the terms of this Paragraph 14 below), and that such results and proceeds shall be the sole property of Purchaser, whether or not the Option is exercised, provided that Purchaser shall not be entitled to exploit such results and proceeds as a motion picture, television production, or any other audio-visual work unless the Option is exercised. Notwithstanding the foregoing, the parties acknowledge that the restriction set forth in the preceding grammatical sentence (that Purchaser shall not be entitled to exploit the results and proceeds of its development activities in connection with the Property as a motion picture, television production or any other audio-visual work unless the Option is exercised) shall not preclude Purchaser, in the event Purchaser does not exercise the Option, from later selling its results and proceeds, on terms to be negotiated in good faith, to Owner or to a third

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

party which acquires any rights in and to the Property from Owner (if any), provided that neither Owner nor any third party who acquires rights in the Property after Purchaser fails to exercise the Option has any obligation to purchase any material or rights from Purchaser. Purchaser is not obligated to exercise the Option or any of its rights hereunder, or to develop, produce, distribute, and/or exploit the Picture, or, if commenced, to continue the development, production, distribution, or exploitation of the Picture in any territory.

15.Credit: If the Picture is exploited by Purchaser, and Owner is not in material breach of this Agreement, Owner shall be afforded a “based on” credit, on-screen, on a separate card, in the main titles (if the Picture includes main titles), on all positive prints of the Picture and in paid advertising (including any excluded advertising in which a screenwriting credit appears), with the same type and size as such screenwriting credit; and an Executive Producer credit, on a separate card or on a card shared only by other Executive Producers, in the same size and type as other Executive Producers as determined by Producer in its sole discretion. Subject to the foregoing, all characteristics of the foregoing credits, including, without limitation, the size, style, position and placement of the foregoing credits, shall be determined by Purchaser in Purchaser’s sole discretion, and subject to the approval of Distributor. No casual or inadvertent failure by Purchaser or by any third party(ies) to comply with the provisions of this Paragraph 15 shall constitute a breach of this Agreement by Purchaser. The credits accorded pursuant to this Paragraph 15 shall be subject to all applicable guilds, unions and collective bargaining agreements, if any.

16.Representations and Warranties:

a.For the purposes of Owner’s representations and warranties pursuant to this Paragraph 16, any and all references to the Property shall be deemed to exclude: (i) the results and proceeds of Purchaser’s Authorized Activities based on or pertaining to the Property during the Option Period, (ii) the contents of any material supplied by or at the direction of Purchaser for incorporation into the Property, and (iii) the Picture. The term "person" as used in this Agreement shall mean any persons, firm, corporation or other entity.

b.Owner hereby represents and warrants that: (i) the Property is wholly original with Owner and that no third party has made any contribution to the Property of any nature whatsoever; (ii) Owner is the sole and exclusive owner throughout the universe in perpetuity of the Property and the Rights herein granted, and that Owner has full right, power and authority to enter into this Agreement and grant the rights herein granted; (iii) no other approval or consent is required with respect to this Agreement or the transactions contemplated hereunder; (iv) the Rights granted to Purchaser hereunder are and will be exclusive; (v) that the exercise by Purchaser of the Rights herein granted, will not violate or infringe upon the trademark, trade name, copyright, patent, literary, dramatic, musical, artistic, personal, private, civil or property right, or any other right of any person or other literary property; (vi) the exercise by Purchaser of the Rights herein granted will not invade the right of privacy or publicity of any person or constitute a libel, slander or defamation of any person, or any other legal or equitable rights of any person whomsoever; (vii) the Property has not previously been produced or exploited as a theatrical or non-theatrical motion picture, television production, play or otherwise in a story or dramatic form, and no

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

rights have been granted to any third party to do so; (viii) the Rights herein granted to Purchaser by Owner have not been and will not be granted, encumbered, or otherwise disposed of in any manner to any third party; (ix) Owner has not done or omitted to do and will not do or omit to do any act or thing by license, grant, or otherwise, including, without limitation, executing any agreement or instrument in conflict with this Agreement, which will or may impair, encumber or conflict with any of the Rights herein granted to Purchaser or interfere with Purchaser’s full enjoyment of said Rights; (x) so far as Owner is aware, there are no claims or litigation pending or threatened which will or might adversely affect any of the Rights herein granted to Purchaser; (xi) that there are no claims or litigation pending which if sustained would be contrary to Owner’s warranties, representations and agreements contained in the Agreement; (xii) that the Rights are free and clear of any and all liens, encumbrances, or other such claims whatsoever; (xiii) all sums due and payable to date by Owner in connection with the Property and the Chain of Title have been paid and all obligations required to be kept and performed by Owner on or before the date hereof have been kept or performed; (xiv) no payments to any third party shall be required resulting from Purchaser’s exercise of the Rights (except as set forth in Paragraph 14 with respect to credit), and no consents from any third party are required for the exercise of the Rights; (xv) there are no contracts, agreements, assignments or instruments in connection with the Property other than those provided to Purchaser by Owner as part of the Chain of Title and such documents have not been amended or modified or cancelled and are in full force and effect as originally drafted; (xvi) the Property is not in the public domain and enjoys, and will enjoy, either statutory or (to the extent it may exist) common law copyright protection in the United States and all countries adhering to the Berne and Universal Copyright Conventions; and (xvii) Owner will not at any time hereafter issue or cause to be issued any publicity (other than incidental publicity relating primarily to Owner, which publicity shall in no event be derogatory to Purchaser or to the Picture) regarding this Agreement or the Picture without Purchaser’s prior written consent, provided that Owner may mention this Agreement for Owner’s resume and other internal and employment-related matters without Purchaser’s written consent; provided, however, that Owner will be fully consulted and shall have the right to comment with respect to Purchaser’s initial press release to the public concerning the matters expressed herein.

17.Reversion. Notwithstanding Paragraph 8.1 and 8.2 hereof, in the event that principal photography of the first production based on the Property has not commenced within [***] after payment by Purchaser of the Purchase Price (“Production Period”), then this Agreement shall immediately terminate and shall thereafter be deemed null and void, and all rights granted to Purchaser hereunder shall automatically revert to Owner; provided, however, that the Production Term may be extended for an additional [***] for an additional sum of [***] Dollars ($[***]) (“Production Term Extension Fee”), which Purchaser shall pay to Owner no later than the expiration of the Production Period.

18.Protection of Rights: Owner appoints Purchaser as Owner’s attorney-in-fact (which such appointment shall be irrevocable and coupled with an interest) in the name of Owner or otherwise, but for the sole benefit of Purchaser and at Purchaser’s expense (except in cases concerning the validity of the representations and warranties of Owner hereunder) to enforce

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

and protect the Rights herein sold and assigned, and to prevent the infringement thereof, and to collect damages, profits, penalties and costs for or in connection with any past or future infringement thereof and to maintain all necessary litigation in connection therewith. Purchaser may join Owner as party plaintiff or defendant in such litigation. All actions and causes of action for all past and future infringements of any of the Rights herein sold and assigned, and all judgments, damages, profits, penalties and costs recovered for such infringements, are hereby assigned to Purchaser. Owner agrees to do all such things as shall be necessary to preserve and protect all of the Rights granted or to be granted to Purchaser hereunder, including, without limitation, (i) to mention and reserve specifically the Rights herein acquired by Purchaser when any assignment license or transfer of any rights or interest to the Property (as may be permitted under the Agreement) is made to others; (ii) to cooperate with Purchaser in establishing and protecting the validity of the Rights sold and assigned if they are attacked by others; (iii) to preserve the Property from coming into the public domain so far as may be legally possible; (iv) to cause to be affixed to each copy of the Property published or offered for sale any notice necessary for copyright protection in the applicable jurisdiction; (v) to duly register the Property wherever its protection so requires; and (vi) to contract for the benefit of Purchaser for the above protection in assignments, licenses or transfers of or concerning the Property hereafter made to others.

19.Copyright Renewals and Extensions: Solely to the extent required under any applicable law and if available, prior to the expiration of any copyright or copyrights in the Property or any part thereof (as the same may be extended), Owner agrees to cooperate with Purchaser, at Purchaser’s sole expense, to renew or extend, or procure the renewal or extension of, such copyright or copyrights.

20.Assignment: Purchaser shall have the right, but not the obligation, at any time, to assign or otherwise transfer this agreement, in whole or in part, or any or all of Purchaser’s rights or obligations hereunder, to any third party; provided that if Producer makes any such assignment or transfer to a third-party that is not a so-called “major” or “mini-major” (or an affiliate of Purchaser), Purchaser shall first obtain the express written consent of Owner (such consent not to be unreasonably withheld, conditioned or delayed). In the event Purchaser shall sell or assign all of its right, title and interest in and to the Property, and in the event such assignee shall assume in writing all of the executory obligations of the Purchaser as of the date of such transfer and provided such assignee is a so-called "major" or "mini-major" motion picture studio, or United States television network, Purchaser shall be, and is hereby, released from all further obligations to Owner hereunder accruing from and after the date of such transfer. In the event of any assignment, transfer, license, delegation and/or grant of any of its rights, privileges or property as provided hereunder, Purchaser shall promptly notify Owner in writing of any such transfer. Owner shall not assign any of the rights or obligations granted to Purchaser hereunder to any party without the prior written consent of Purchaser and any such purported assignment shall be deemed null and void; provided, however, that Purchaser’s consent shall not be required in connection with any merger of Owner into another entity or any sale of all (or substantially all) of the assets of Owner to another entity and, in either case, such entity shall become the successor to Owner’s rights and obligations under this Agreement.

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

21.Indemnification: Owner agrees to defend and indemnify and otherwise hold Purchaser, and its affiliated companies, licensees, agents, successors, assigns, directors, officers, employees, shareholders, partners and agents harmless from and against any and all losses, penalties, liabilities, claims, actions, demands, damages, charges, expenses and costs (including reasonable outside attorneys' fees and expenses) resulting from any breach of any of Owner’s representations, warranties, covenants and agreements contained in this Agreement, or involving any third party's claim to the Rights granted to Purchaser hereunder and/or any amount payable to any third party resulting from Purchaser’s exercise of the Rights (except as set forth in Paragraph 15 with respect to credit). If Purchaser so elects, Purchaser shall have the absolute right to control the litigation or resolution of any claim, demand, or action to which the above Owner indemnity applies, it being acknowledged that Purchaser will consult with Owner in connection with the foregoing and shall not compromise or settle any claim to which Owner’s indemnity applies without Owner’s prior written consent which shall not be unreasonably withheld, delayed or conditioned. Purchaser agrees to defend and indemnify and otherwise hold Owner harmless from and against any and all losses, liabilities, claims, demands, damages, charges, expenses and costs (including reasonable outside attorney’s fees and expenses) incurred from: (i) any material supplied or developed by Purchaser for inclusion in the Picture, and (ii) Purchaser’s development, production, distribution, advertising or exploitation of the Picture and all rights therein by any means and in all media (including, without limitation, motion pictures based thereon), save for any such losses, liabilities, claims, demands, damages, charges, expenses and costs arising out of any breach of any representations, warranties, covenants or agreements by Owner hereunder. If Purchaser elects not to defend and Owner elects to self-defend, Owner shall promptly provide written notice to Purchaser exercising such election, and Owner shall be entitled to reimbursement of reasonable out-of-pocket costs and expenses incurred in connection with the defense of any such claim or legal action, excluding attorney's fees. Purchaser’s indemnification obligations as described herein above shall be subject to the following conditions: that (i) Owner cooperate fully with Purchaser in the defense of any such claim or legal action at no cost or charge to Purchaser; (ii) Purchaser shall have the right to select and retain any legal counsel in connection with the defense of any such claim or legal action and shall pay the attorneys' fees associated therewith except if Owner elects to self-defend; (iii) Purchaser, in its sole discretion, shall have the right to defend, compromise or settle any such claim or legal action, and Purchaser shall control all matters in connection therewith, provided, however, that Purchaser will not settle any claim to which Owner’s indemnity applies without Owner’s prior written consent, which shall not unreasonably be withheld, delayed or conditioned. The party receiving notice of any such claim, demand or action shall promptly notify the other party thereof. Upon Purchaser’s assignment of the Rights and/or this Agreement in accordance with the terms of Paragraph 21 herein above, if ever, Purchaser shall be relieved of any indemnification obligations otherwise owing to Owner herein, and all such indemnification obligations shall be the responsibility of Purchaser’s assignee.

22.No Injunctive/Equitable Relief: The rights and remedies of Owner in the event of any breach by Purchaser of the provisions of this Agreement shall be limited to Owner’s

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

right, if any, to recover damages in an action at law, and Owner shall not be entitled and hereby irrevocably waives any right to seek and/or obtain equitable or injunctive relief. In no event shall Owner be entitled by reason of any such breach to terminate or rescind this Agreement or to enjoin, restrain or otherwise interfere with the development, production, exhibition, distribution, advertising, use, exploitation, or marketing of the Picture or any derivative work thereof (and/or any rights therein).

23.Further Assurances:

23.1. Owner shall execute, acknowledge, verify, and deliver to Purchaser any further documents consistent with the terms hereof (including the attached short form option, in the form attached hereto as Exhibit “A” (the “Short Form Option”), and the attached short form assignment, the form attached hereto as Exhibit “B” (the “Short Form Assignment”) pertaining to the Rights which Purchaser may reasonably request and in the form Purchaser may prescribe; provided, that Owner’s failure or refusal to do so shall not affect or limit any of Purchaser’s Rights in the Property. Owner hereby irrevocably appoints Purchaser, whose power is coupled with an interest, as Owner’s attorney-in-fact, with full power of substitution and delegation, to execute the attached Short Form Option and the Short Form Assignment in accordance with the terms of Paragraph 23 herein below and any other such document in Owner’s name and on Owner’s behalf which Owner fails to execute, acknowledge and deliver within seven (7) business days after Purchaser’s written request therefor, unless a shorter period of time is reasonably required by Purchaser, and to institute and prosecute such proceedings as Purchaser may deem expedient to secure, protect, or enforce the Rights Purchaser is acquiring hereunder. The Short Form Assignment attached hereto shall be of no force or effect unless and until, if ever, Purchaser has exercised the Option and timely paid the Purchase Price, at which time, but not before, Purchaser shall have the right to insert therein, as the effective date thereof, the date on which the Option was exercised, and record said Short Form Assignment with the U.S. Copyright Office.

23.2 If Purchaser exercises the Option, Owner will provide Purchaser the Publisher’s Release within a reasonable time (not to exceed thirty [30] business days) from the execution and delivery by Owner of an agreement with the book publisher of the Property based on the Reserved Rights.

24.Notices: Any notice pertaining hereto shall be in writing. Any such notice and any payment due hereunder shall be served by delivering said notice or payment personally or by sending it by mail or facsimile, addressed as follows (or as subsequently designated in writing):

To Owner:Ms. Nova McBee

[***]

With copies to:Amy Jameson

[***]

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Attention: L. Wayne [***]Esq.

[***]

To Purchaser:Cong Stories Development, LLC

4320 Modoc Rd., Suite F Santa Barbara, CA 93110

Attention: John Lee and Jason Brents

With copy to:Sheppard [***]

Attention: Kelly [***] Esq.

The date of personal delivery, or delivery by facsimile of such notice or payment shall be deemed the date of service of such notice or payment, and a notice sent by mail shall be deemed to be served five (5) business days after the date of mailing. Any notice from either party which commences the running of any period of time for the other party’s exercise of any option or the other party’s performance of any other act shall be deemed to be served when sent by the sending party. If the last day on which the parties hereto are empowered to give notice pursuant to any provisions of this Agreement or to perform any other act which parties are required or may desire to perform under or in connection with this Agreement should fall on a Saturday, Sunday or holiday, then the parties hereto shall have until the end of the first full business day following said Saturday, Sunday or holiday within which to give such notice or to perform such act.

25.Insurance. If Purchaser procures, at its sole discretion, an errors and omissions insurance policy and/or a general liability insurance policy in connection with development, production and/or distribution of the Picture (or any subsequent production based on the Property), Purchaser will add Owner’s name as an additional insured on such policy or policies.

26.Confidentiality: The parties hereto shall keep all material financial terms and conditions of this Agreement confidential and shall not disclose such information to any third parties except (i) to the extent necessary to comply with any applicable law or court order,

(ii) on an “as required” basis to their respective shareholders, directors, officers, employees, agents, lenders, auditors and attorneys, or (iii) to the extent necessary to carry out the transactions contemplated herein.

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

27.Premieres: Owner shall be afforded two invitations to any screening/premiere with travel/accommodations/expenses if more than 50 miles from Owner’s residence, to which the primary screenwriter is invited; and Owner shall be provided accommodations at least to the extent of such primary screenwriter.

28.DVD/Blu-Ray: Company shall provide Owner with at least five (5) Blu-Ray or DVD of copies (per Owner’s preference) of the Production and any subsequent production(s) based on the Property.

29.Applicable Law: This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts as if entered into and fully performed therein without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Parties.

30.No Waiver. No waiver is effective unless in writing and signed by a duly authorized representative of the party against whom enforcement is to be sought. No delay, failure or waiver by either party to exercise any right or remedy under this Agreement, and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy.

31.Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the validity or enforceability of the other provisions or of this Agreement as a whole will not be affected; and, in such event, such provision will be changed and interpreted so as best to accomplish the objectives of such provision within the limits of applicable law or applicable court decision.

32.Captions and Headings. The captions and headings used in this Agreement are inserted for convenience only, do not form a part of this Agreement, and shall not be used in any way to construe or interpret this Agreement.

33.Construction. This Agreement has been negotiated by the parties and shall be interpreted fairly in accordance with its terms and without any construction in favor of or against either party.

34.Counterparts. This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one Agreement.

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

35.General: All of the principal deal terms which close this Agreement are those terms stated herein; it being acknowledged, however, that Owner and Purchaser may commence the good faith exclusive negotiation of a more formal long-form agreement; provided, however, that this Agreement will constitute a binding Agreement between Owner and Purchaser with respect to the terms stated herein until such time, if ever, that such more formal long-form agreement is executed. All of Purchaser’s usual and customary terms and provisions applicable to option/purchase agreements of this nature are hereby incorporated herein by this reference. This Agreement (including said customary terms and provisions incorporated herein by reference) constitutes the entire agreement between the parties and supersedes all prior and contemporaneous written or oral agreements pertaining thereto and can only be modified by a signed writing by all parties hereto.

Signature Page is the Next Page

Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

If you are in agreement with the foregoing, please indicate your agreement and acceptance by signing in the space provided below.

Sincerely,

By:	/s/ John Lee	/s/ Jason Brents
	John Lee, Co-Managing Director or	Jason Brents, Co-Managing Director

Date:9/4/18

ACCEPTED AND AGREED:

NOVA MCBEE
/s/ Nova McBee
An Individual

Date:8/24/2018